                                                                  Exhibit (c)(4)

                                                                  EXECUTION COPY



================================================================================


                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                            KONINKLIJKE AHOLD N.V.

                            AHOLD ACQUISITION, INC.

                          SMG-II HOLDINGS CORPORATION

                                      and

                              PTK HOLDINGS, INC.

                           Dated as of March 9, 1999


================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                                                               Page
                                                                                                               ----
ARTICLE I

         DEFINITIONS..............................................................................................1

                      Section 1.  Definitions.....................................................................1

ARTICLE II

         PURCHASE AND SALE OF STOCK...............................................................................4

                      Section 2.1 Purchase and Sale of Stock......................................................4
                      Section 2.2 Purchase Price..................................................................4
                      Section 2.3 Payment of Purchase Price.......................................................4
                      Section 2.4 Closing.........................................................................5

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE SELLERS ...........................................................5

                      Section 3. Representations and Warranties of the Sellers....................................5
                      Section 3.1 DueOrganization, Good Standing and Corporate Power..............................5
                      Section 3.2 Authorizationand Validity of Agreement..........................................5
                      Section 3.3 Capitalization..................................................................6
                      Section 3.4 Consents and Approvals; No Violations...........................................6
                      Section 3.5 Public Reports..................................................................7
                      Section 3.6 Other Financial Statements......................................................7
                      Section 3.7 Absence of Certain Changes......................................................8
                      Section 3.8 Compliance with Laws............................................................8
                      Section 3.9 Employee Benefit Plan Triggering Events.........................................8
                      Section 3.10 Liabilities....................................................................9
                      Section 3.11 Broker's or Finder's Fee.......................................................9

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.........................................................9

                      Section 4.1 Due Organization; Good Standing and Corporate Power.............................9
                      Section 4.2 Authorization and Validity of Agreement........................................10
                      Section 4.3 Consents and Approvals; No Violations..........................................10
                      Section 4.4 Broker's or Finder's Fee.......................................................10
                      Section 4.5 Financing......................................................................10

                                      (i)


ARTICLE V

         COVENANTS................................................................................................11

                      Section 5.1 Access to Information Concerning Properties and Records.........................11
                      Section 5.2 Confidentiality.................................................................11
                      Section 5.3 Conduct of the Business of the Company and its Subsidiaries.....................12
                      Section 5.4 Best Efforts....................................................................14
                      Section 5.5 No Solicitation of Other Offers.................................................15
                      Section 5.6 Notification of Certain Matters.................................................15
                      Section 5.7 Antitrust Filings...............................................................16
                      Section 5.8 Transfer Taxes..................................................................17
                      Section 5.9 Employee Benefits...............................................................17
                      Section 5.10 Directors' and Officers' Insurance; Indemnification............................17

ARTICLE VI

         CONDITIONS PRECEDENT TO OBLIGATIONS OF SUB...............................................................19

                      Section 6.  Conditions Precedent to Obligations of Parent and Sub...........................19
                      Section 6.1 Truth of Representations and Warranties.........................................19
                      Section 6.2 Performance of Agreements.......................................................19
                      Section 6.3 HSR Act.........................................................................19
                      Section 6.4 Injunction......................................................................19
                  Section 6.5Statutes.............................................................................20
                      Section 6.6 No Material Adverse Effect......................................................20

ARTICLE VII

         CONDITIONS PRECEDENT TO THE
         OBLIGATIONS OF THE SELLERS...............................................................................20

                      Section 7.  Conditions Precedent to Obligations of the Sellers..............................20
                      Section 7.1 Truth of Representations and Warranties.........................................20
                      Section 7.2 Performance of Agreements.......................................................20
                      Section 7.3 HSR Act Waiting Periods.........................................................20
                      Section 7.4 Injunction......................................................................20
                      Section 7.5 Statutes........................................................................20

ARTICLE VIII

         TERMINATION AND ABANDONMENT..............................................................................21

                      Section 8.1 Termination.....................................................................21
                      Section 8.2 Automatic Termination...........................................................21
                      Section 8.3 Effect of Termination...........................................................21

                                      (ii)

ARTICLE IX

         TAX MATTERS..............................................................................................22

                      Section 9.1 Tax Returns.....................................................................22
                      Section 9.2 Payment of Taxes................................................................22
                      Section 9.3 Controversies...................................................................23
                      Section 9.4 Amended Returns.................................................................23
                      Section 9.5 Prior Tax Agreements............................................................24
                      Section 9.6 Post-Closing Access and Cooperation.............................................24

ARTICLE X

         MISCELLANEOUS............................................................................................24

                      Section 10.1  Fees and Expenses.............................................................24
                      Section 10.2  Representations and Warranties................................................24
                      Section 10.3  Extension; Waiver.............................................................24
                      Section 10.4  Public Announcements..........................................................25
                      Section 10.5  Governing Law.................................................................25
                      Section 10.6  Captions......................................................................25
                      Section 10.7  Notices.......................................................................25
                      Section 10.8  Binding Effect; Benefit; Assignment...........................................26
                      Section 10.9  Counterparts..................................................................26
                      Section 10.10 Entire Agreement..............................................................26
                      Section 10.11 Amendments....................................................................27
                      Section 10.12 Severability..................................................................27
                      Section 10.13 Disclosure Letter.............................................................27
                      Section 10.14 Submission to Jurisdiction; Waiver of Jury Trial..............................27

                                     (iii)

                                                                  EXECUTION COPY



                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of March 9, 1999 (this "Agreement"), by
                                                                ---------
and among KONINKLIJKE AHOLD N.V., a company organized under the laws of the Netherlands ("Parent"), AHOLD ACQUISITION, INC., a company organized under the
              ------
laws of Delaware and an indirect wholly-owned subsidiary of Parent ("Sub"), SMG-
                                                                     ---
II HOLDINGS CORPORATION, a company organized under the laws of Delaware ("SMG-
                                                                          ---
II") AND PTK HOLDINGS, INC., a company organized under the laws of Delaware
--
("PTK").
  ---

                             W I T N E S S E T H :
                             --------------------

     WHEREAS, Parent, Sub and SMG-II have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is contemplated that Sub
             ----------------
merges with and into SMG-II (the "Merger");
                                  ------

     WHEREAS, in contemplation of the Merger, Sub will make a tender offer (the "Tender Offer") to purchase all of the issued and outstanding $3.52 Cumulative
 ------------
Exchangeable Preferred Stock, par value $0.01 per share, of Supermarkets General Holdings Corporation, a company organized under the laws of Delaware, subject to the terms and conditions of the Merger Agreement and certain other conditions, at a price of $38.25 per share, net to the Seller in cash;

     WHEREAS, the parties hereto have agreed that, in the event certain conditions in connection with the Tender Offer set forth in the Merger Agreement are not satisfied, SMG-II shall in the alternative cause PTK to sell, and Sub shall in the alternative purchase, an aggregate of 100 shares of Common Stock, par value $.10 per share (the "Stock"), of Pathmark Stores, Inc., a company
                               -----
organized under the laws of Delaware (the "Company"), being all of the issued
                                           -------
and outstanding shares of capital stock of the Company, all in accordance with this Agreement.

     NOW, THEREFORE, IT IS AGREED:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     Section 1.  Definitions.  When used in this Agreement, the following terms
                 -----------
shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "Acquisition Proposal" shall have the meaning assigned to such term in
      --------------------
Section 5.5(a).

     "Affiliate" of any Person shall mean any Person directly or indirectly
      ---------
controlling, controlled by, or under common control with, such Person; provided
                                                                       --------
that, for the purposes of this definition, "control" (including, with
----
correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

     "Agreement" shall have the meaning assigned to such term in the preamble to
      ---------
this Agreement.

     "Alcohol and Drug Laws" shall have the meaning assigned to such term in
      ---------------------
Section 3.4.

     "Antitrust Law" shall have the meaning assigned to such term in Section
      -------------
5.7(d).

     "Balance Sheet" shall have the meaning assigned to such term in Section
      -------------
3.6(a).

     "Balance Sheet Date" shall have the meaning assigned to such term in
      ------------------
Section 3.6(a).

     A "business day" shall mean any day, other than a Saturday, Sunday or a day
        ------------
on which banks located in New York City and Amsterdam shall be authorized or required by law to close.

     "Closing" shall have the meaning assigned to such term in Section 2.4.
      -------

     "Closing Date" shall have the meaning assigned to such term in Section 2.4.
      ------------

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time
      ----
to time and the Treasury regulations promulgated and the rulings issued thereunder.

     "Commission" shall have the meaning assigned to such term in Section
      ----------
3.5(a).

     "Company" shall have the meaning assigned to such term in the third recital
      -------
to this Agreement.

     "Condition" shall mean, with respect to any Person the business,
      ---------
properties, assets, liabilities, results of operations or condition (financial or otherwise) of such Person.

     "Credit Agreement" shall have the meaning assigned to such term in Section
      ----------------
3.10.

     "Disclosure Letter" shall mean that certain Disclosure Letter, dated the
      -----------------
date hereof, delivered by the Company to the Purchaser concurrently with the execution of this Agreement.

     "Employee Benefit Plan" shall have the meaning assigned to such term in
      ---------------------
Section 3.9.

     "ERISA" shall have the meaning assigned to such term in Section 3.9.
      -----

     "GAAP" shall mean generally accepted accounting principles of the United
      ----
States of America.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of
      -------
1976, as amended, and the rules and regulations thereunder.

     "Indemnified Parties" shall have the meaning assigned to such term in
      -------------------
Section 5.10(b).

     "Liens" shall mean, collectively, liens, security interests, options,
      -----
rights of first refusal, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property.

     "Merger" shall have the meaning assigned to such term in the first recital
      ------
to this Agreement.

     "Merger Agreement" shall have the meaning set forth in the first recital to
      ----------------
this Agreement.

     "Merger Closing" shall mean the "Closing", as such term is defined in the
      --------------
Merger Agreement.

     "October Balance Sheet" shall have the meaning assigned to such term in
      ---------------------
Section 3.6(a).

     "Parent" shall have the meaning assigned to such term in the preamble to
      ------
this Agreement.

     "Person" shall mean and include an individual, a partnership, a joint
      ------
venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a government or other department or agency thereof.

     "PTK" shall have the meaning assigned to such term in the preamble to this
      ---
Agreement.

     "Pre-Closing Period" shall have the meaning assigned to such term in
      ------------------
Section 9.1.

     "Public Disclosure Date" shall have the meaning assigned to such term in
      ----------------------
Section 3.5(a).

     "Public Reports" shall have the meaning assigned to such term in Section
      --------------
3.5(a).

     "Purchase Price" shall have the meaning assigned to such term in Section
      --------------
2.2.

     "Returns" shall have the meaning assigned to such term in Section 9.1.
      -------

     "Sellers" shall mean, collectively, SMG-II and PTK.
      -------

     "SMG-II" shall have the meaning assigned to such term in the preamble to
      ------
this Agreement.

     "SMG-II Group" shall have the meaning assigned to such term in Section 9.2.
      ------------

     "Stock" shall have the meaning assigned to such term in the third recital
      -----
to this Agreement.

     "Sub" shall have the meaning assigned to such term in the preamble to this
      ---
Agreement.

     "Supply Agreement" shall mean the First Amended and Restated Supply
      ----------------
Agreement dated January 29, 1998, by and between the Company and C&S Wholesale Grocers, Inc.

     "Tax" or "Taxes" shall mean all taxes, assessments, charges, duties, fees,
      ---      -----
levies or other governmental charges including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any liability for any such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

     "Tax Matter" shall have the meaning assigned to such term in Section 9.3.
      ----------

     "Tender Offer" shall have the meaning assigned to such term in the second
      ------------
recital to this Agreement.

     "Third Party Provisions" shall have the meaning assigned to such terms in
      ----------------------
Section 10.8.

     "Transfer Taxes" shall have the meaning assigned to such term in Section
      --------------
5.8.

     "Working Capital Facility" shall have the meaning assigned to such term in
      ------------------------
Section 3.10.

                                   ARTICLE II


                           PURCHASE AND SALE OF STOCK
                           --------------------------

     Section 2.1  Purchase and Sale of Stock.  Upon the terms and subject to the
                  --------------------------
conditions set forth in this Agreement, PTK shall, and SMG-II shall cause PTK to, sell, assign, transfer and deliver to Sub at the Closing, and Sub shall purchase from PTK at the Closing, the Stock. The certificate or certificates representing the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by PTK, with all necessary transfer tax and other revenue stamps, acquired at the Sellers' expense, affixed and canceled. The Sellers agree to cure any deficiencies with respect to the endorsement of the certificates representing the Stock or with respect to the stock powers accompanying any such certificates.

     Section 2.2  Purchase Price.  The purchase price to be paid by Sub for the
                  --------------
Stock at the Closing shall be equal to an aggregate amount of Two Hundred and Forty Two Million Eight Hundred Thousand Dollars ($242,800,000) (such amount, the "Purchase Price").
     --------------

     Section 2.3  Payment of Purchase Price.  Sub shall pay the Purchase Price
                  -------------------------
by wire transfer in immediately available funds to such account or accounts as PTK shall designate in writing to Sub not less than three (3) business days prior to the Closing Date.

     Section 2.4  Closing.  The purchase and sale of the Stock (the "Closing")
                  -------                                            -------
shall take place at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036 as soon as practicable, but in any event upon the occurrence of the later of (i) three (3) business days after the last of the conditions set forth in Articles VI and VII hereof is satisfied or waived and (ii) the date of termination by Parent of the Merger Agreement pursuant to Section 8.1 (d) thereof, or at such other time and date as the parties hereto shall agree in writing. Such date is herein referred to as the "Closing Date".
-------------

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                 ----------------------------------------------


     Section 3.  Representations and Warranties of the Sellers.  Each of the
                 ---------------------------------------------
Sellers hereby jointly and severally represents and warrants to Parent and Sub as follows:

     Section 3.1  Due Organization, Good Standing and Corporate Power.  Each of
                  ---------------------------------------------------
the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each of the Company and its subsidiaries has the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. The Company has made available to Parent complete and correct copies of the certificates of incorporation and by-laws or other organizational documents of each of the Company and its subsidiaries, in each case as amended to the date of this Agreement. Except as set forth on Schedule 3.1 of the Disclosure Letter, the respective certificates of incorporation and by-laws or other organizational documents of each of the Company and its subsidiaries do not contain any provision limiting or otherwise restricting the ability of such Person to control its subsidiaries.

     Section 3.2  Authorization and Validity of Agreement.  Each of the Sellers
                  ---------------------------------------
has the necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Sellers, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate or stockholder action on the part of either Seller is necessary to authorize the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers and is a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affect-ing the enforcement of creditors' rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

     Section 3.3  Capitalization.  Schedule 3.3(a) of the Disclosure Letter sets
                  --------------
forth (i) the authorized, issued and outstanding capital stock of each of the Company and its subsidiaries and (ii) the owners of the issued and outstanding shares of capital stock of each of the Company and its subsidiaries. All issued and outstanding capital stock of each of the Company and its subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable, and is not subject to, nor was issued in violation of, any preemptive rights.
Except as set forth on Schedule 3.3(b) of the Disclosure Letter, no shares of capital stock of either the Company or any of its subsidiaries are authorized, issued or outstanding and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to capital stock of the Company or any of its subsidiaries, pursuant to which the Company or any of its subsidiaries is or may become obligated to issue shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such Person on any matter. Except as set forth on Schedule 3.3(c) of the Disclosure Letter, neither the Company nor any of its subsidiaries owns, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any Person. Except as set forth on Schedule 3.3(d) of the Disclosure Letter, all of the outstanding shares of capital stock of each of the subsidiaries of the Company are owned, of record and beneficially, by the Company or its subsidiaries free and clear of any Liens. Except as set forth on Schedule 3.3(e) of the Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its subsidiaries.

     Section 3.4  Consents and Approvals; No Violations.  Other than in
                  -------------------------------------
connection with or in compliance with the provisions of (i) the HSR Act and other Antitrust Laws, (ii) the Securities Act, (iii) the Exchange Act, (iv) the "blue sky" laws of various states, and (v) applicable alcohol beverage control and licensing laws and drug and pharmacy laws and regulations ("Alcohol and Drug Laws") and except as disclosed in Schedule 3.4 of the Disclosure Letter, the execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby will not: (1) violate any provision of the certificate of incorporation or by-laws (or other organizational document) of the Sellers or the Company or any of its subsidiaries; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Sellers or the Company or any of its subsidiaries or by which any of their respective properties or assets may be bound; (3) require the Sellers or the Company or any of its subsidiaries to make or obtain any filing with or permit, consent or approval or give any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Sellers or the Company or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement, collective bargaining agreement or other agreement, instrument or obligation to which the Sellers or the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets is bound, except for such filings, permits, consents or approvals the absence of which would not, or violations which would not, have a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole, or which could not reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

     Section 3.5  Public Reports.  (a)  Since January 1, 1996 (the "Public
                  --------------                                    ------
Disclosure Date"), the Company has filed all forms, reports, registration
---------------
statements and other filings with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the federal securities laws
-----------
and the Commission rules and regulations thereunder (such forms, reports, registration statements and other filings, together with any amendments thereto, are collectively referred to as the "Public Reports"), and the Public Reports
                                     --------------
filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations thereunder.

     (b) As of their respective dates, the Public Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated balance sheets and the unaudited consolidated balance sheets (including any related notes and schedules) included in the Public Reports fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of operations, shareholders' deficiency and cash flows included in the Public Reports (including any related notes and schedules) fairly present, in all material respects, the consolidated results of operation, cash flows and changes in financial position of the Company and its subsidiaries for the period set forth therein (subject, where appropriate, to notes and normal year-end audit adjustments), in accordance with GAAP consistently applied throughout the periods indicated (except as may be indicated therein or in the notes or schedules thereto).

     Section 3.6  Other Financial Statements.  (a)  The Sellers have heretofore
                  --------------------------
furnished Parent with the unaudited consolidated balance sheets of the Company and its subsidiaries as at October 31, 1998 and the related consolidated statements of operations, shareholders' deficiency and cash flows for the nine month period then ended. The consolidated balance sheet of the Company and its subsidiaries as at January 30, 1998 contained in the Public Reports is hereinafter referred to as the "Balance Sheet" and January 30, 1998 as the
                                -------------
"Balance Sheet Date" and the unaudited consolidated balance sheet of the Company
-------------------
and its subsidiaries as at October 31, 1998 is hereinafter referred to as the "October Balance Sheet". The October Balance Sheet, including the footnotes
----------------------
thereto, except as indicated therein, has been prepared in accordance with GAAP consistently applied throughout the nine month period indicated. Subject to normal year end adjustments, the October Balance Sheet fairly presents, in all material respects, the consolidated financial position of the Company and its subsidiaries as at the date thereof and reflects all material claims and all material debts and liabilities of the Company and its subsidiaries, fixed or contingent, as at the date thereof and the related consolidated statements of operations, shareholder's deficiency and cash flows fairly present, in all material aspects, the results of operations and cash flows of the Company and its subsidiaries and the changes in financial position for the nine month period indicated.

     (b) The consolidated financial statements of the Company and its subsidiaries delivered to Parent pursuant to Section 5.6(b)(i) will fairly present, in all material respects, the consolidated financial condition of the Company and its subsidiaries at the date thereof and will reflect all material claims against and all material debts and liabilities of the Company and its subsidiaries, fixed or contingent, as at the date thereof, and the related consolidated statements of operations, shareholders' deficiency and cash flows will fairly present, in all material respects, the results of operations and cash flows of the Company and its subsidiaries and the changes in financial position for the period indicated.

     Section 3.7  Absence of Certain Changes.  Except as previously disclosed in
                  --------------------------
the Public Reports or in Schedule 3.7 of the Disclosure Letter or as otherwise contemplated by this Agreement, since the Balance Sheet Date and up to and including the date hereof (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries taken as a whole; (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement other than in the ordinary course of business; (iv) neither the Company nor any of its subsidiaries has increased the compensation of any officer or granted any general salary or benefits increase to any of their employees other than in the ordinary course of business or pursuant to collective bargaining agreements; (v) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its subsidiaries; and (vi) there has been no change by the Company or any of its subsidiaries in accounting principles, practices or methods.

     Section 3.8  Compliance with Laws.  Except as disclosed in the Public
                  --------------------
Reports filed on or prior to the date hereof, the Company and each of its subsidiaries is in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or could reasonably likely prevent or materially delay consummation of the transactions contemplated by this Agreement.

     Section 3.9  Employee Benefit Plan Triggering Events.  Except as set forth
                  ---------------------------------------
on Schedule 3.9 of the Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which will or may result in any payment, acceleration, vesting or increase in benefits to any employee or former employee, officer or director of the Company or any of its subsidiaries.

     "Employee Benefit Plan" shall mean any domestic or foreign (i) "employee
      ---------------------
benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, pension or retirement, deferred compensation, medical, life, disability, accident, or welfare plans, programs, arrangements, commitments or practices (whether or not insured); and (iii) employment, consulting, termination and severance contracts or agreements for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements or practices referred to in (i), (ii) or (iii) are in writing or are otherwise exempt from the provisions of ERISA, established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its subsidiaries (including, for the purposes of this Section 3.9, all employers (whether or not incorporated) that are by reason of common control treated together with the Company or any of is subsidiaries as a single employer within the meaning of
Section 414 of the Code.

     Section 3.10  Liabilities.  Except (i) as set forth in the Balance Sheet or
                   -----------
referred to in the footnotes thereto, (ii) as set forth in the October Balance Sheet or referred to in the footnotes thereto, (iii) as set forth in the Public Reports, (iv) as disclosed in Schedule 3.10 of the Disclosure Letter, or (v) as otherwise contemplated by this Agreement, since the Balance Sheet Date and up to and including the date hereof, neither the Company nor any of its subsidiaries has incurred any material outstanding claims, liabilities or indebtedness (other than trade payables incurred in the ordinary course of business), contingent or otherwise, that would be required to be disclosed in the Company's consolidated financial statements prepared in accordance with GAAP consistently applied, other than (x) liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business not involving borrowings by the Company or any of its subsidiaries and (y) indebtedness incurred since the Balance Sheet Date pursuant to the Company's working capital facility (the "Working Capital
                                                         ---------------
Facility") as in effect as of the date hereof pursuant to the Credit Agreement
--------
among the Company, various banks, and The Chase Manhattan Bank, as Agent, dated as of June 30, 1997, as amended and restated (the "Credit Agreement").
                                                   ----------------

     Section 3.11  Broker's or Finder's Fee.  Except as set forth on Schedule
                   ------------------------
3.11 of the Disclosure Letter, no agent, broker, Person or firm acting on behalf of the Sellers, the Company or any of their respective subsidiaries is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
                ------------------------------------------------

     Section 4. Each of Parent and Sub hereby represents and warrants, jointly and severally, to the Sellers as follows:

     Section 4.1  Due Organization; Good Standing and Corporate Power. Parent is
                  ---------------------------------------------------
a public company with limited liability duly organized and validly existing under the laws of the Netherlands. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 4.2  Authorization and Validity of Agreement.  Each of Parent and
                  ---------------------------------------
Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by each of the Executive and Supervisory Boards of Parent and the Board of Directors of Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding at law or in equity).

     Section 4.3  Consents and Approvals; No Violations.  Other than in
                  -------------------------------------
connection with or in compliance with the provisions of (i) the HSR Act and other Antitrust Laws, (ii) the Securities Act, (iii) the Exchange Act, (iv) the "blue sky" laws of various states, and (v) applicable Alcohol and Drug Laws, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the certificate of incorporation or by-laws of Parent or Sub;
(b) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which its properties or assets may be bound; (c) require Parent or Sub to make or obtain any filing with, or permit, consent or approval of, or give any notice to, any governmental or regulatory body, agency or authority; or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or its properties or assets is bound, except for such filings, permits, consents or approvals the absence of which could not reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

     Section 4.4  Broker's or Finder's Fee.  No agent, broker, Person or firm
                  ------------------------
acting on behalf of Parent or Sub is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

     Section 4.5  Financing.  Parent will provide, or cause to be provided to
                  ---------
Sub, the funds necessary to consummate the purchase and sale of the Stock in accordance with the terms hereof.

                                   ARTICLE V

                                   COVENANTS
                                   ---------

     Section 5.1  Access to Information Concerning Properties and Records.
                  -------------------------------------------------------
During the period commencing on the date hereof and ending on the Closing Date, the Sellers shall, and shall cause the Company and each of its subsidiaries to, upon reasonable notice, afford Parent, Sub and good faith potential purchasers of stores in connection with the obligations of the parties hereto pursuant to
Section 5.7(b), and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and each of its subsidiaries in order that they may have the opportunity to make such reasonable investigations as they shall desire of the affairs of the Company and each of its subsidiaries and other information concerning the business, properties and personnel of the Company and each of its subsidiaries as Parent and Sub may reasonably request, provided that Parent and Sub shall not have the right to
                    -------- ----
conduct tests of the surface or subsurface soil and water beneath or about the real property owned or used by the Company or any of its subsidiaries. The Sellers shall, and shall cause the Company and each of its subsidiaries to, cause its officers and employees to furnish such additional financial and operating data and other information, and respond to such inquiries, as Parent and Sub shall from time to time reasonably request. Notwithstanding anything in this Section 5.1 to the contrary, neither the Company nor any of its subsidiaries shall be required to provide such access to or otherwise disclose such books, records or other information concerning their respective businesses to Parent or Sub as would violate Antitrust Laws.

     Section 5.2  Confidentiality.  Each of Parent and Sub will hold and will
                  ---------------
cause its officers, employees, auditors and other agents, representatives and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company or any of its subsidiaries furnished to Parent or Sub in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Parent or Sub from sources other than the Company or any of its subsidiaries, or its directors, officers, auditors or other agents, representatives and advisors (ii) in the public domain through no fault of Parent or Sub or (iii) later lawfully acquired by Parent or Sub on a non-confidential basis from other sources who are not known by Parent or Sub to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Parent or Sub by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other Person, except its auditors and other agents, representatives and advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained for a period of two years from the date hereof and, if requested by or on behalf of Parent and Sub shall, and shall use all reasonable efforts to cause their auditors and other agents, representatives and advisors to, return to the Sellers or destroy all copies of written information furnished by the Sellers or the Company or any of its subsidiaries or their respective advisors to Parent and Sub or their auditors and other agents, representatives and advisors. It is understood that Parent and Sub shall be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.

     Section 5.3  Conduct of the Business of the Company and its Subsidiaries.
                  -----------------------------------------------------------
Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing, the Sellers shall cause the Company and each of its subsidiaries to conduct its operations in the ordinary course of business, consistent with past practice and to use its best efforts to (v) preserve intact its business organization, (w) maintain its material rights and franchises, (x) keep available the services of its officers and employees, (y) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and (z) to take measures to reduce to zero any excess loss account (as determined in accordance with Treasury Regulations Sections 1.1502-14, 1.1502-19 and 1.1502-32) reflected on the books and records of the Company and its subsidiaries or as subsequently determined by the Company. Without limiting the generality of and in addition to the foregoing, except as set forth on Schedule 5.3 of the Disclosure Letter and except as otherwise contemplated by this Agreement, prior to the time specified in the preceding sentence, the Sellers shall cause the Company and each of its subsidiaries not to, without prior written consent of Parent:

     (a) amend its certificate of incorporation or by-laws or other organizational documents in any way;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities;

     (d) (i) pledge or otherwise encumber shares of its capital stock; (ii) except in the ordinary course of business consistent with past practices (x) incur, assume or prepay any obligations with respect to any long-term debt, letters of credit or short-term debt, other than indebtedness (A) incurred, assumed or prepaid under the Working Capital Facility, (B) that is mandatorily prepayable in accordance with its terms and (C) that is intercompany indebtedness by and among any of the Company and any of its subsidiaries (other than Pathmark Risk Management Corporation); (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except any of its wholly-owned subsidiaries; or (z) make any material loans, advances or capital contributions to, or investments in, any other Person; or (iii) mortgage or pledge any of its assets or create or permit to exist any material lien thereupon that secures indebtedness for borrowed money;

     (e) except as required by law or existing written agreements, enter into, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee of the Company and its subsidiaries, or (except for normal increases in the ordinary course of business that are consistent with past practices) increase in any manner the compensation or fringe benefits of any such employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (f) transfer, sell, lease, license or dispose of any lines of business, subsidiaries, divisions, operating units or facilities outside the ordinary course of business or enter into any material commitment or transaction outside the ordinary course of business other than any such transactions between or among any of the Company and its subsidiaries (other than Pathmark Risk Management Corporation);

     (g) other than any such transactions between or among any of the Company and its subsidiaries (other than Pathmark Risk Management Corporation, except with respect to any transaction intended to comply with Section 5.3(z)), acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets in the ordinary course of business and consistent with past practice), in each case where such action would be material to the Condition of the Company and its subsidiaries taken as a whole;

     (h) except as may be required by law or existing written contractual or collective bargaining agreements or in connection with the termination of any employee, take any action to terminate or materially amend, in a manner adverse to the Company or any of its subsidiaries, any of its pension plans or retiree medical plans with respect to or for the benefit of any employee of the Company or any of its subsidiaries;

     (i) materially modify, amend or terminate any significant contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice;

     (j) effect any material change in any of its methods of accounting, except as may be required by law or generally accepted accounting principles;

     (k) (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article III that are subject to, or qualified by, a "material adverse effect", "material adverse change" or other materiality qualification to be untrue as of the Closing, or any such representations and warranties that are not so qualified to be untrue in any respect which would otherwise have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company;

     (l) take any action including: without limitation, the adoption of any shareholder rights plan or amendments to the Certificate of Incorporation, which would, directly or indirectly, restrict or impair the ability of Sub to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company that may be acquired or controlled by Sub or permit any stockholder to acquire securities of the Company on a basis not available to Sub in the event that Sub were to acquire any shares of Stock; and

     (m) enter into a legally binding commitment with respect to, or any agreement to take, any of the foregoing actions.

     Notwithstanding anything else contained in this Section 5.3 to the contrary, the following shall be permitted: (1) the acquisition of direct or indirect interests in real property intended for the operation of stores of the Company or any of its subsidiaries (other than Pathmark Risk Management Corporation), the improvement of real property, the remodeling of stores of the Company or any of its subsidiaries (other than Pathmark Risk Management Corporation) and the obtaining of financing therefor in the ordinary course of business consistent with past practice, (2) the negotiation and entering into by the Company or any of its subsidiaries (other than Pathmark Risk Management Corporation) of amendments to existing leases for real property in the ordinary course of business, (3) the negotiation in good faith and entering into new collective bargaining agreements by the Company that replace agreements that have expired or will expire pursuant to their terms within 90 days from the date of the commencement of negotiations, (4) the marketing and sale of certain real estate not used in the supermarket business by the Company or any of its subsidiaries (other than Pathmark Risk Management Corporation) as set forth on
Schedule 5.3 of the Disclosure Letter, provided that no such sale (other than a
                                       -------- ----
sale pursuant to a binding agreement that the Company is a party to on the date hereof) shall be agreed to without prior adequate consultation with Parent, (5) entering into amendments to the Credit Agreement to modify covenants as required (other than modifications, except for a possible increase in the interest rate, which will make any one or more covenants more restrictive), (6) entering into an agreement implementing the amendments to the Supply Agreement agreed to in a memorandum of understanding effective December 27, 1998 by and between the Company and C&S Wholesale Grocers, Inc. and (7) the Company may distribute that certain indebtedness of PTK owed to the Company evidenced by a promissory note dated May 12, 1998 in the face amount of $53,302,328.52 as a dividend to PTK.

     Section 5.4  Best Efforts.  Subject to the terms and conditions provided
                  ------------
herein, each of the Sellers, Parent and Sub shall, and the Sellers shall cause the Company and each of its subsidiaries to, cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Sellers, the Company or any of their respective subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement; provided, however, that no loan
                                             --------  -------  ----
agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no material contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent.

     Section 5.5  No Solicitation of Other Offers.  (a) The Sellers shall not,
                  -------------------------------
and the Sellers shall cause the Company and each of its subsidiaries not to, directly or indirectly, take (or authorize or permit their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or Affiliates, to so take) any action to
(i) solicit, initiate or encourage the submission of any Acquisition Proposal,
(ii) enter into an agreement of merger or other business combination or an agreement for the sale or other disposition by the Company or any of its subsidiaries of a material amount of assets or a sale of shares of capital stock whether by merger or other business combination or tender or exchange offer or
(iii) participate in any way in discussions or negotiations with, or furnish any information to, any Person (other than Parent or Sub) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

     "Acquisition Proposal" shall mean any proposed merger or other business
      --------------------
combination, sale or other disposition of any material amount of assets, sale of shares of capital stock, tender offer or exchange offer or similar transactions involving the Company or any of its subsidiaries.

     (b) The Board of Directors of each of the Sellers and the Company shall not take any action to withdraw or modify in a manner adverse to Parent or Sub, or take a position inconsistent with, its approvals or recommendation of this Agreement or to recommend another Acquisition Proposal and shall not resolve to do any of the foregoing.

     (c) In addition to the obligations of the Sellers set forth in paragraph
(a), the Sellers shall, and the Sellers shall cause the Company and each of its subsidiaries to, promptly advise Parent of any request for information or of any Acquisition Proposal, or any proposal with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, and the identity of the Person making any such Acquisition Proposal or inquiry.

     (d) Immediately following the execution of this Agreement, the Sellers shall, and shall cause the Company and each of its subsidiaries and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or Affiliates to, cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its subsidiaries or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries.

     Section 5.6  Notification of Certain Matters.  (a) The Sellers shall give
                  -------------------------------
prompt notice to Parent of any notice of, or other communication relating to, a material default or event that, with notice or lapse of time or both, would become a material default, received by the Sellers subsequent to the date of this Agreement and prior to the Closing, under any material contract to which the Company or any of its subsidiaries is a party or is subject. The Sellers and Parent shall give prompt notice to each other of (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (ii) the occurrence or non-occurrence of any events the occurrence or non-occurrence of which would cause either (w) a representation or warranty con-
tained in this Agreement, in any Schedule to the Disclosure Letter or in any certificate delivered pursuant to this Agreement and not qualified by any materiality standard, to be untrue or inaccurate in any material respect, (x) any other representation or warranty contained in this Agreement, in any schedule to the Disclosure Letter or in any certificate delivered pursuant to this Agreement, to be untrue or inaccurate in any respect, (y) any of the conditions set forth in Article VI or VII to be unsatisfied in any material respect at the Closing; provided that the parties hereto need not give notice
                        -------- ----
with respect to events that are reported in the financial or general interest newspapers that do not specifically relate to the Sellers, the Company or any of its subsidiaries or Parent or their respective businesses or (z) any failure to comply with or satisfy any covenants, condition or agreement to be complied with or satisfied by it hereunder.

     (b) The Sellers shall provide Parent with (i) the audited consolidated balance sheet of the Company and its subsidiaries as of January 30, 1999 and the related statements of operations, shareholder's deficiency and cash flows for the fiscal year then ended, all as certified by the Company's independent accountants, within three (3) business days after preparation and certification thereof, (ii) the unaudited consolidated balance sheet of the Company and its subsidiaries, and the related consolidated statements of operations, shareholders' deficiency and cash flows of the Company and its consolidated subsidiaries, for each fiscal quarter ending prior to the Closing, within forty-five days after the end of each such fiscal quarter and (iii) the unaudited statement of operations of the Company for each fiscal month ending prior to the Closing, within thirty days after the end of each such fiscal month. In addition, subject to compliance with the Antitrust Laws, the Sellers shall cause the Company to deliver to Parent on a weekly basis its internal sales overview reports promptly as they are prepared by the Company for each such week.

     Section 5.7  Antitrust Filings.  (a)  Parent, Sub and the Sellers shall (i)
                  -----------------
take promptly all actions necessary to make the filings required of Parent, Sub or any of their Affiliates under the applicable Antitrust Laws (as such term is defined in Section 5.7(d)), (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Parent, the Sellers or any of their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice or state attorneys general.

     (b) Each of the Sellers, Parent and Sub shall use all best efforts to resolve such objections, if any, as may be asserted with respect to any transaction contemplated by this Agreement under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, the Company, Parent and Sub shall cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the any transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

     (c) Each of the Sellers, Parent and Sub shall promptly inform each other of any material communication made to, or received by such party from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

     (d) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as
          -------------
amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Section 5.8  Transfer Taxes.  The Sellers and Parent shall cooperate in the
                  --------------
preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). All
                                                      --------------
Transfer Taxes shall be paid by the Company and expressly shall not be a liability of the Sellers.

     Section 5.9  Employee Benefits.  During the period commencing at the
                  -----------------
Closing and ending on the first anniversary thereof, Parent shall cause the current and former employees of the Company and its subsidiaries who are on the Closing Date entitled to receive compensation or any benefits from Pathmark or any of its subsidiaries to be provided with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company, Parent or any of their respective subsidiaries, and incentive compensation or similar programs) which in the aggregate are not materially less favorable than those currently provided to such employees by the Company and its subsidiaries, to the extent permitted under laws and regulations in force from time to time, provided that employees covered by collective
                            -------- ----
bargaining agreements need not be provided with such benefits, and provided,
                                                                   --------
further, that Parent reserves the right to review all employee benefits after
-------  ----
the Closing and to make such changes as it deems appropriate.

     Section 5.10  Directors' and Officers' Insurance; Indemnification. (a)  The
                   ---------------------------------------------------
certificate of incorporation and the by-laws of the Company shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent agrees that all rights of indemnification now existing in favor of any director, officer, employee, or agent of the subsidiaries of the Company as provided in their respective charters or by-laws on the date of this Agreement shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time

     (b) The Company shall for the six year period commencing at the Closing either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those

Persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties"); provided, however,
                                      -------------------    --------  -------
that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $323,000; provided further, that if
                                                       ----------------  ----
the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that the Company may
                                ----------------  ----
substitute for the Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover those Persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

     (c) Parent agrees to indemnify, and to cause the Company to indemnify, all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its subsidiaries, occurring prior to the Closing including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Closing, Parent, from and after the Closing, will pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to Section 5.11(d) below, Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 5.11 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. If the indemnity provided for in this Section 5.11 is not available with respect to any Indemnified Party, then the Company and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     (d)  Any Indemnified Party wishing to claim indemnification under paragraph
(a) or (c) of this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing), (i) Parent or the Company shall have the right, from and after the Closing, to assume the defense thereof (with counsel engaged by Parent or the Company to be reasonably acceptable to the relevant Indemnified Party) and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party will cooperate in the defense of any such matter and (iii) Parent or the Company shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                                   ARTICLE VI

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF SUB
                   ------------------------------------------

     Section 6.  Conditions Precedent to Obligations of Parent and Sub.  The
                 -----------------------------------------------------
respective obligations of Parent and Sub to purchase the Stock is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing of each of the following conditions:

     Section 6.1  Truth of Representations and Warranties.  Each representation
                  ---------------------------------------
or warranty of the Sellers contained in this Agreement that is subject to, or qualified by, "material adverse effect", "material adverse change" or other materiality qualification shall be true and correct, in each case as if such representation or warranty was made at the Closing, any representation or warranty that is not so qualified shall be true and correct in any respect which would otherwise have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole, in each case as if such representation or warranty was made at the Closing except as to any such representation or warranty which speaks as of a specific date or for a specific period, which must be true and correct in the foregoing respects as of such specific date or period, and Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to such effect.

     Section 6.2  Performance of Agreements.  Each of the Sellers shall have
                  -------------------------
performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with by it under this Agreement and, in the case only of failures to perform any agreement or covenant of the Sellers pursuant to Section 5.3 (other than clause
(c) thereof), such failure to perform did or would not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or materially adversely effect the ability of Parent or Sub to consummate the transactions contemplated by this Agreement or have a material adverse effect on the value of the Company and its subsidiaries taken as a whole and Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to such effect.

     Section 6.3  HSR Act.  Any waiting period (and any extension thereof) under
                  -------
the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

     Section 6.4  Injunction.  No preliminary or permanent injunction or other
                  ----------
order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement and which is in effect at the Closing, provided that, in the case of a decree, injunction or
                       -------- ----
other order, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

     Section 6.5  Statutes.  No statute, rule, regulation, executive order,
                  --------
decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement or has the effect of making any of the transactions contemplated by this Agreement illegal.

     Section 6.6  No Material Adverse Effect.  Since the date hereof, no event
                  --------------------------
shall have occurred such that there would be a material adverse change in the Condition of the Company and its subsidiaries taken as a whole.

                                  ARTICLE VII

                          CONDITIONS PRECEDENT TO THE
                          ----------------------------
                           OBLIGATIONS OF THE SELLERS
                           --------------------------

     Section 7.  Conditions Precedent to Obligations of the Sellers.  The
                 --------------------------------------------------
obligations of the Sellers to sell the Stock to Sub is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     Section 7.1  Truth of Representations and Warranties.  The representations
                  ---------------------------------------
and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects as if such representations and warranties were made at the Closing, and the Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to such effect.

     Section 7.2  Performance of Agreements.  Each of Parent and Sub shall have
                  -------------------------
performed in all material respects all obligations and complied in all materials respects with all agreements and covenants to be performed and complied with by it under this Agreement, and the Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to such effect.

     Section 7.3  HSR Act Waiting Periods.  All applicable waiting periods under
                  -----------------------
the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

     Section 7.4  Injunction.  No preliminary or permanent injunction or other
                  ----------
order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement and which is in effect at the Closing, provided that, in the case of a decree, injunction or
                       -------- ----
other order, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

     Section 7.5  Statutes.  No statute, rule, regulation, executive order,
                  --------
decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement or has the effect of making any of the transactions contemplated by this Agreement illegal.

                                  ARTICLE VIII

                          TERMINATION AND ABANDONMENT

     Section 8.1  Termination.  This Agreement may be terminated and the
                  -----------
transactions contemplated hereby may be abandoned, at any time prior to the
Closing:

     (a) by mutual written consent of SMG-II, on the one hand, and of Parent, on the other hand;

     (b) by either Parent, on the one hand, or SMG-II, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

     (c) by either Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred by December 15, 1999, unless the Closing shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement; and

     (d)  by Parent, at any time within 30 days after delivery to it pursuant to
Section 5.7(b)(i) of the audited consolidated financial statements of each of the Company and of Pathmark for the fiscal year ended January 30, 1999, in the event that such financial statements disclose (i) a consolidated shareholder's deficiency of (x) the Company greater than $1,453,000,000 or (y) Pathmark greater than $1,188,400,000, in each case as of the end of such fiscal year or
(ii) net losses of (x) the Company materially greater than $29,321,000 or (y) Pathmark materially greater than $28,420,000, in each case for the fiscal year then ended.

     Section 8.2  Automatic Termination.  This Agreement shall automatically be
                  ---------------------
terminated and the transactions contemplated hereby shall automatically be abandoned if, at any time prior to the Closing, all of the conditions set forth in Articles VI and VII of the Merger Agreement are satisfied immediately prior to the Merger Closing.

     Section 8.3  Effect of Termination.  In the event of the termination of
                  ---------------------
this Agreement pursuant to Section 8.1 or Section 8.2 (other than in the case of termination pursuant to Section 8.1(a)) hereof by Parent, on the one hand, or SMG-II, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which this Agreement is terminated, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or SMG-II, except that Sections 3.12, 5.2, 5.3(l), 9.1, 9.5 and this Section 8.3 shall survive any termination of this Agreement. Nothing in this Section 8.3 shall relieve any party to this Agreement of liability for breach of this Agreement.

                                  ARTICLE IX

                                  TAX MATTERS
                                  -----------

     Section 9.1  Tax Returns.  SMG-II shall have the obligation to prepare and
                  -----------
timely file, or cause to be prepared and timely filed, all returns, statements, forms and reports for Taxes ("Returns") that are required by law to be filed
                               -------
by, or with respect to, the Company or any of its subsidiaries with respect to any taxable year or period ending on or before and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Period"); provided, however, with respect to Returns to be filed by SMG-
                  --------  -------
II pursuant to this Section 9.1 for the Pre-Closing Period, (i) SMG-II shall provide Parent with draft Federal, state, local and foreign income tax returns that include the Company or any of its subsidiaries at least thirty (30) days prior to the due date for filing such Returns, (ii) at least fifteen (15) days prior to the due date for the filing of such Returns, Parent shall notify SMG-II of the existence of any objection Parent may have to any items set forth on such draft Returns, and (iii) if, after consulting in good faith, SMG-II and Parent are unable to resolve such objection(s), such objection(s) shall be resolved by treating items on such Returns in a manner consistent with the past practices of the Company and its subsidiaries, if any, with respect to such items unless otherwise required by law (and if no past practice exists the issue shall be resolved in favor of the party that would bear the relevant Tax liability hereunder). At the request of SMG-II, the Company will prepare the Returns described in this Section 9.1 (or any such Return specified), including any Returns required to be filed by SMG-II (or any of its subsidiaries) that includes the Company or any of its subsidiaries for the tax year of the SMG-II consolidated group that includes the Closing Date, in a manner consistent with this Section 9.1. Parent and SMG-II agree to the extent permitted by applicable law to elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and its subsidiaries.

     Section 9.2  Payment of Taxes.  (a)  SMG-II and its subsidiaries other than
                  ----------------
the Company and its subsidiaries (the "SMG-II Group") shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the properties, income and operations of the SMG-II Group, including any gain to the SMG-II Group resulting from the sale of the Stock.

     (b) The Company shall pay SMG-II the amount of any Taxes allocated to the Company and its subsidiaries in connection with the filing of a Return pursuant to Section 9.1 above (including Taxes that may become payable as the result of an adjustment by any taxing authority in respect of a Pre-Closing Period) to the extent not already paid by the Company or any of its subsidiaries on or before the Closing Date. To the extent reasonably practicable, at least ten (10) days prior to the due date for the filing of any such Return, SMG-II shall provide to Parent its calculation of the amount of such Taxes allocable to the Company and its subsidiaries pursuant to this Section 9.2(b). No later than five (5) days prior to the due date for the filing of such Return, Parent shall notify SMG-II of any reasonable objections Parent may have to SMG-II's calculation of the amount of such Taxes allocable to the Company and its subsidiaries pursuant to this Section 9.2(b), and, at such time, the Company and its subsidiaries shall pay to SMG-II the amount of Taxes allocable to the Company and its subsidiaries pursuant to this Section 9.2(b) as determined by SMG-II. Any objection Parent may have with respect to SMG-II's calculation of the amount of such Taxes allocable to the Company and its subsidiaries pursuant to this
Section 9.2(b) shall not be cause for any failure of the Company and its subsidiaries to make payments to Parent pursuant to this Section 9.2(b). Parent and SMG-II agree to consult and resolve in good faith any such objection, it being understood and agreed that in the absence of any such resolution, any and all objections shall be resolved by treating items, wherever possible, in a manner consistent with the past practices of the Company and its subsidiaries with respect to such items unless otherwise required by law. In the event Parent shall receive SMG-II's calculation of the amount of such Taxes allocable to the Company and its subsidiaries pursuant to this Section 9.2(b) and a draft of the relevant portions of such Return less than ten (10) days prior to the due date for filing such Return, the Company and its subsidiaries shall nevertheless endeavor in good faith to make payment to SMG-II by such due date.

     (c) The SMG-II Group shall pay the Company the amount of any Taxes that are refunded, or in respect of which the SMG-II Group obtains a credit usable by the SMG-II Group as an offset against taxes owed by the SMG-II Group, as the result of an adjustment by any taxing authority that are allocable to the Company or any of its subsidiaries (net of any Taxes that are owed to any taxing authority as the result of an adjustment by such authority relating to a Pre-Closing Period that are allocable to the Company or any of its subsidiaries).

     Section 9.3  Controversies.  (a)  Each party shall promptly notify the
                  -------------
other in writing upon receipt by such party or any Affiliate of such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which the other party may be liable (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter").
                                              ----------

     (b) Parent shall have the sole right to control any Tax Matter, initiate any claim for refund with respect to the Company or any of its subsidiaries, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company or any of its subsidiaries for all taxable periods to the extent that such Tax Matter or claim does not have an adverse impact on the SMG-II Group (or any of its members). SMG-II shall have the sole right to control any Tax Matter, initiate any claim for refund with respect to the SMG-II Group, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the SMG-II Group (or any of its members) for all taxable periods to the extent that such Tax Matter or claim does not have an adverse impact on the Company or any of its subsidiaries.

     Section 9.4  Amended Returns.  Neither party shall file or cause to be
                  ---------------
filed any amended Return or claims for refund that would result in an increased Tax liability of the other party without the prior written consent of such other party, which consent shall not be unreasonably withheld.

     Section 9.5  Prior Tax Agreements.  This Agreement terminates and
                  --------------------
supersedes any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect on the Closing Date as between the SMG-II Group or any predecessor or Affiliate thereof, on the one hand, and the Company and any of its subsidiaries, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed.

     Section 9.6  Post-Closing Access and Cooperation.  (a) From and after the
                  -----------------------------------
Closing Date, SMG-II agrees, and agrees to cause each of its subsidiaries, to permit Parent or a representative of Parent to have reasonable access, during normal business hours, to the books and records of the SMG-II Group, to the extent that such books and records relate to a Pre-Closing Period, and personnel, for the purpose of enabling Parent to (i) prepare the Returns specified in Section 9.1 and (ii) investigate or contest any Tax Matter which Parent has the authority to conduct under Section 9.3.

     (b) From and after the Closing Date, Parent agrees, and agrees to cause the Company and each of its subsidiaries, to permit SMG-II to have reasonable access, during normal business hours, to the books and records of the Company and its subsidiaries, to the extent that such books and records relate to a Pre-Closing Period, and personnel, for the purpose of enabling SMG-II to (i) prepare the Returns specified in Section 9.1 and (ii) investigate or contest any Tax Matter which SMG-II has the authority to conduct under Section 9.3.

                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.1  Fees and Expenses.  All costs and expenses incurred in
                   -----------------
connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except that the Company shall pay the costs and expenses of SMG-II and PTK.

     Section 10.2  Representations and Warranties.  The respective
                   ------------------------------
representations and warranties of the Sellers, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Sellers, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 10.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

     Section 10.3  Extension; Waiver.  At any time prior to the Closing, the
                   -----------------
parties hereto, by action taken by or on behalf of the respective Boards of Directors of SMG-II, PTK, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 10.4  Public Announcements.  The Sellers, on the one hand, and
                   --------------------
Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, unless required by applicable law.

     Section 10.5  Governing Law.  This Agreement, and the legal relations
                   -------------
between the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed solely within such State.

     Section 10.6  Captions.  The Article and Section captions used herein are
                   --------
for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 10.7  Notices.  Any notice, delivery or other communication
                   -------
required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy (with receipt confirmed) or by registered or certified mail, postage prepaid, addressed as follows:

     If to either Parent or Sub:

          Koninklijke Ahold NV
          Albert Heijnweg 1
          1507 EH Zaandam, P.O. Box 33
          1500 EA Zaandam, The Netherlands
          Telecopier:  31-75-659-83-66
          Attention:   Paul P.J. Butzelaar, Esq.
                       Ton van Tielraden, Esq.
     and

          White & Case
          1155 Avenue of the Americas
          New York, New York 10036
          Telecopier:   (212) 354-8113
          Attention:    John M. Reiss, Esq.

     If to the Sellers:

          c/o SMG-II Holdings Corporation
          200 Milik Street
          Carteret, NJ  07008-1194
          Telecopier:  (732) 499-3460
          Attention:   James Donald
                       Marc A. Strassler, Esq.

     with a copy to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, NY 10022-7179
          Telecopier: (212) 848-7179
          Attention:  Spencer D. Klein, Esq.
                      Rohan Weerasinghe, Esq.


or to such other person as shall be designated in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier or mailed.

     Section 10.8  Binding Effect; Benefit; Assignment.  This Agreement shall
                   -----------------------------------
inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Sub may assign and
                                      --------  -------
delegate, in its sole discretion, its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 5.10 (the "Third Party Provisions"), nothing in this
                                     ----------------------
Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

     Section 10.9  Counterparts.  This Agreement may be executed in two or more
                   ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     Section 10.10  Entire Agreement.  This Agreement, including the other
                    ----------------
documents entered into in connection herewith, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     Section 10.11  Amendments.  This Agreement may not be changed, amended,
                    ----------
waived, or modified orally, but only by an agreement in writing signed by the parties hereto.

     Section 10.12  Severability.  If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 10.13  Disclosure Letter.  The parties hereto acknowledge that
                    -----------------
certain matters set forth in the Disclosure Letter are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by the Sellers that such disclosure is required to be made under the terms of any provision of this Agreement.

     Section 10.14  Submission to Jurisdiction; Waiver of Jury Trial.  The
                    ------------------------------------------------
parties hereby submit to the jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York for purposes of all legal proceedings which may arise hereunder or under any of the other documents entered into in connection herewith. The parties irrevocably waive, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The parties hereby consent to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to their respective addresses specified in Section 10.7 or in any other manner permitted by law. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF ANY PARTY.

     IN WITNESS WHEREOF, each party has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.



                                 KONINKLIJKE AHOLD N.V.

                                 By: /s/ Robert G. Tobin
                                    -----------------------------------
                                    Name:  R.G. Tobin
                                    Title: Executive Vice President



                                 AHOLD ACQUISITION, INC.

                                 By: /s/ Robert G. Tobin
                                    -----------------------------------
                                    Name:  R.G. Tobin
                                    Title: President



                                 SMG-II HOLDINGS CORPORATION

                                 By: /s/ James L. Donald
                                    -----------------------------------
                                    Name:  James L. Donald
                                    Title: Chairman, President and
                                           Chief Executive Officer



                                 PTK HOLDINGS, INC.

                                 By: /s/ James L. Donald
                                    -----------------------------------
                                    Name:  James L. Donald
                                    Title: Chairman, President and
                                           Chief Executive Officer

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